EXHIBIT 23(a)






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INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 3386232 of Cavalier Homes, Inc. on Form S-8 of our report dated March 1, 1996 (March 14, 1996 as to the amendment to the Credit Facility described in Note 5), appearing in the Annual Report on Form 10-K of Cavalier Homes, Inc. for the year ended December 31, 1995.


Deloitte & Touche LLP



Birmingham, Alabama
January 15, 1997